UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
August 5, 2011

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 5.02.  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On August 5, 2011, Rogers Corporation (the “Company”) entered into an Executive Transition Agreement for Robert D. Wachob, the Company’s President and Chief Executive Officer.  A brief description of the Executive Transition Agreement with Mr. Wachob is provided below.  This description is qualified in its entirety by reference to the Executive Transition Agreement (including its exhibits), which is filed as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference.

The Executive Transition Agreement is intended to provide for the smooth transition to the next Chief Executive Officer of the Company.  Mr. Wachob turns age sixty-five on June 28, 2012 and his Mandatory Retirement Date is March 1, 2013.  Under the Executive Transition Agreement, Mr. Wachob’s term of employment begins on August 5, 2011 and extends until the earlier of a new chief executive officer commencing employment with the Company (the “Transition Date”), his Mandatory Retirement Date or such earlier date as may be determined by the Board of Directors. Mr. Wachob will remain as President and Chief Executive Officer during the term of employment.  If the term of employment expires on the Transition Date due to Mr. Wachob remaining employed until such date, Mr. Wachob shall serve as a consultant as described below until his Mandatory Retirement Date.

Mr. Wachob shall receive the following compensation for service as President and Chief Executive Officer during the term of employment:

•           continued payment of his current rate of annual salary.

•           continued eligibility under the Rogers Corporation Annual Incentive Compensation Plan, as amended (“AICP”) for 2011 and 2012, provided however, that (i) there shall be no reduction to whatever bonus Mr. Wachob earns under the AICP based on corporate performance during 2011 if Mr. Wachob terminates employment upon a new chief executive officer commencing employment before 2012, and (ii) a pro rata bonus may be earned by Mr. Wachob under the AICP for 2012 if Mr. Wachob terminates employment upon a new chief executive officer commencing employment during 2012.

•           an immediate grant of restricted stock units (the “2011 RSUs”) under the Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (the “2009 Equity Compensation Plan”) that vest one-third on August 5, 2012, one-third on August 5, 2013 and one-third on August 5, 2014, provided Mr. Wachob is then employed by the Company or is in material compliance with his new non-compete agreement under the conditions described below.

•           an immediate grant of 50,000 stock options (the “2011 Options”) with a five year term under the 2009 Equity Compensation Plan that vest 50% on August 5, 2013, 75% on August 5, 2014 and 100% on March 1, 2015, provided Mr. Wachob is then employed by the Company or is in material compliance with his new non-compete agreement under the conditions  described below.

•           Mr. Wachob has signed a new non-compete agreement with the Company that restricts him from engaging in competitive activities with the Company or soliciting its employees until March 1, 2015 and, if Mr. Wachob remains employed with the Company until the Transition Date, material compliance with the new non-compete agreement will count as vesting service towards the 2011 RSUs and the 2011 Options.

•           Mr. Wachob will continue to vest in his existing equity awards on the same terms and conditions as were applicable prior to the Executive Transition Agreement  except that Mr. Wachob shall be eligible to earn and vest in  his 2009 and 2010 performance-based restricted stock unit grants based on corporate performance without any reduction for not being employed on the last day of the applicable performance period if he remains employed until the Transition Date.

•           If Mr. Wachob remains employed until the Transition Date and the Transition Date occurs before his Mandatory Retirement Date, Mr. Wachob’s benefit under the Rogers Corporation Amended and Restated Pension Restoration Plan shall be calculated by providing him with additional service credit as if he had remained employed until his Mandatory Retirement Date.

•           Mr. Wachob shall not be entitled to any severance benefits under any Company policy or his Officer Special Severance Agreement; provided, however, that if the Company terminates Mr. Wachob’s employment before the Transition Date other than due to gross misconduct, serious violation of Company policy or conviction of a felony, Mr. Wachob shall generally receive compensation and benefits under the Executive Transition Agreement as if he had remained employed until the Transition Date.

Mr. Wachob will resign from all offices and as a member of the Board of Directors upon his termination of employment for any reason.  Mr. Wachob shall not earn any benefits under the Company’s employee benefit plans and compensation arrangements after employment termination except as described above.

If Mr. Wachob remains employed until the Transition Date, the Company shall retain Mr. Wachob as a consultant until his Mandatory Retirement Date.  Mr. Wachob has no obligation to provide consulting services if his term of employment ends on his Mandatory Retirement Date or prior to the Transition Date.  The consulting services to be provided shall be as determined by the Board of Directors for the purpose of either assisting in the transition to the new chief executive officer or providing information and advice on matters in which Mr. Wachob was involved or of which he had knowledge while employed by the Company.  The level of Mr. Wachob’s consulting services shall not be 20% or more than the time that he typically served as President and Chief Executive Officer prior to employment termination and his monthly consulting fee shall be $45,419.50 until March 1, 2013.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title
10.1	Executive Transition Agreement for Robert D. Wachob

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

By: /s/ Robert M. Soffer
Robert M. Soffer
Vice President and Secretary

Date: August 5, 2011